EXHIBIT 10.1

THE PMI GROUP, INC.

FORM OF

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (the “Agreement”) is made and entered into by and between ___________________ (“Executive”) and The PMI Group, Inc., a Delaware corporation (the “Company”), effective as of _________, 2011 (the “Effective Date”).  The Agreement amends, restates and replaces the Change in Control and Employment Agreement previously entered into between Executive and the Company, which was dated ______, 20__.

RECITALS

1. It is expected that the Company from time to time will consider the possibility of a change in control or be subject to a change of control event.  The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company, on behalf of the Board of Directors (the “Board”), recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Compensation Committee has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment in connection with a Change in Control (as defined herein) of the Company.

2. The Compensation Committee believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its shareholders.

3. The Compensation Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment in connection with a Change in Control.  These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement.  This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”).  On the third anniversary date of the Effective Date and on each subsequent annual anniversary thereafter, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least six (6) months prior to the anniversary date.  Notwithstanding the foregoing provisions of this paragraph, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twenty-seven (27) months following the effective date of the Change in Control.  If Executive becomes entitled to benefits under this Agreement during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as otherwise may be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”).

3. Severance Benefits.  If, during the Change in Control Period, either (i) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive’s death or Executive’s Disability, or (ii) Executive resigns for Good Reason, then, in each case subject to Section 4, Executive will receive from the Company the payments and benefits in (a) through (f) below:

(a) Base Salary Severance.  Executive will receive a lump sum severance payment equal to [____________ percent (%)]  of Executive’s annual base salary as in effect at the time that provides the highest annual base salary among the following: (i) immediately prior to Executive’s termination of employment, (ii) immediately prior to any reduction of Executive’s base salary described in clause (ii) of the definition of “Good Reason” under Section 6(f) below, and (iii) immediately prior to the Change in Control.  Such amount will be paid within the Applicable Payment Period.

(b) Target Bonus Severance.  Executive will receive a lump sum severance payment equal to [____________ percent (%)] of Executive’s target bonus as in effect for such period that provides the highest target bonus for Executive among the following:  (i) the fiscal year in which Executive’s termination occurs (unless the termination occurs as a result of clause (iii) of the definition of “Good Reason” under Section 6(f) below, in which case the amount will be equal to Executive’s target bonus in effect prior to such reduction), (ii) the fiscal year in which the Change in Control occurs, and (iii)  the fiscal year preceding the fiscal year in which the Change in Control occurs.  Such amount will be paid within the Applicable Payment Period.

(c) Prorated Incentive Bonus.  Executive will receive a lump sum severance payment equal to Executive’s prorated bonus for any partial incentive bonus period (based on the number of days Executive remained an employee of the Company) through the date of Executive’s termination of employment (at an assumed 100% on-target achievement of applicable goals) to the extent not already paid, at the target level in effect for the period that provides the highest target bonus amount among the following:  (i) the fiscal year in which Executive’s termination of employment occurs (unless the termination occurs as a result of clause (iii) of the definition of “Good Reason” under Section 7(f) below, in which case the amount under this clause (i) will be equal to Executive’s target bonus in effect prior to such reduction), (ii) the fiscal year in which the Change in Control occurs, and (iii) the fiscal year preceding the year in which the Change in Control occurs.  Such amount will be paid within the Applicable Payment Period.

(d) Supplemental Employee Retirement Plan.  If upon Executive’s termination of employment, Executive is not fully vested in his or her benefits under the Company Retirement Plan, which would thereby preclude the Executive from being eligible to receive benefits under the Company’s Supplemental Employee Retirement Plan (the “SERP”), Executive will be deemed to have achieved full vesting for purposes of eligibility to receive a benefit under the Company’s SERP; provided however, there will be no additional service credit included in the actual calculation of such SERP benefit.

(e) Eligibility for Retiree Health Benefits.  Executive will receive [_______ (______)] months of additional credited service solely for purposes of determining eligibility (but not the time of commencement or level of benefits) of the Executive for retiree health benefits pursuant to such retiree health plans, practices, programs and policies as the Company may have in effect at the time of Executive’s termination of employment. If Executive is at least age fifty (50) on the date of Executive’s termination of employment, Executive will be deemed fully eligible for retiree health benefits under such plans, practices, programs and policies as the Company may have in effect at the time of Executive’s termination of employment.  Notwithstanding the foregoing, Executive shall not receive the foregoing additional service credit or age 50 eligibility terms to the extent that such benefits result in excise tax penalties for the Company (or any parent or subsidiary or successor of the Company) under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act).

(f) Continued Employee Benefits.  Executive will receive Company-paid health, dental, vision and life insurance coverage at the same level of coverage as provided to Executive immediately prior to the Change in Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to the Change in Control, such dependents also will be covered at Company expense. Company-Paid Coverage will continue until the earlier of (A) [_______ (______)] months from the date of termination, or (B) the date upon which the Employee and his or her dependents become covered under another employer’s group health, dental, vision, or life insurance plans (as applicable) that provide Executive and his or her dependents with benefits and levels of coverage that are substantially as favorable in the aggregate. Company-Paid Coverage will be paid directly by the Company to the applicable insurer and/or administrator when premiums for such coverage are due in accordance with the terms and conditions of the applicable insurance policy or administrative services agreement. Notwithstanding the foregoing, if the Executive is a “specified employee” (as described in Section 4(c) below) on the date of Executive’s “separation from service” (as described in Section 4(c) below), continued coverage under the life insurance plans will be solely at the expense of Executive for the period beginning on the date of Executive’s separation and ending six (6) months thereafter. On the date six (6) months and one (1) day following his or her separation (or, in the event of his or her death, at such earlier time as provided in Section 4(c) below), the Company will reimburse Executive for the Company-Paid Coverage portion of such expense in a lump sum cash payment. Thereafter, Company-Paid Coverage under the life insurance plans will be paid directly by the Company to the applicable insurer and/or administrator when premiums for such coverage are due in accordance with the terms and conditions of the applicable insurance policy or administrative services agreement. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents will be the date upon which the Company-Paid Coverage terminates.

(g) Outplacement Services.  Executive will be provided Company-paid executive-level outplacement services until the last day of the second calendar year that begins following the date of Executive’s termination of employment, subject to the following. The firm providing the outplacement services will be selected by Executive within ten (10) days after Executive’s termination of employment.  If Executive does not notify the Company of the name of such firm within such ten (10) day period, the Company will select the firm to provide the services.  The total cost of the outplacement services will be paid in advance by the Company within thirty (30) days after Executive’s termination of employment and the Company’s annual direct cost for such services will not exceed twenty five thousand dollars ($25,000) and amounts expended (or not expended) for services for any calendar year will not affect the amount of services to be provided by the Company in any other calendar year.

(h) Voluntary Resignation without Good Reason; Termination for Cause; Death or Disability.  If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason during the Change in Control Period), for Cause by the Company, without Cause by the Company (except during the Change in Control Period) or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards (except to the extent provided in the applicable equity compensation plan or equity award agreement), (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will be eligible for severance benefits only in accordance with any other written agreement between the Company and Executive then in effect and/or under the Company’s then-existing standard policies (if any).

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement.  The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a release of claims in the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the thirtieth (30th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(i) In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Executive’s termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under Section 3 of this Agreement that would be considered Deferred Payments (as defined in Section 4(c) below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (A) the date the Release actually becomes effective, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 4(a)(ii), or (C) such time as required by Section 4(c).

(ii) No severance payments and benefits under Section 3 of this Agreement will be paid or provided unless and until the Release is signed by Executive, delivered to the Company and if applicable, any seven day revocation period contained in the Release expires without Executive revoking the Release.  Any severance payments and benefits otherwise payable to Executive between the date of Executive’s termination of employment and the date the Release is delivered to the Company and becomes irrevocable will be paid on the date the Release is delivered to the Company (if the Release contains no seven day revocation period) or on the date that the seven day revocation period expires (if the Release contains a seven day revocation period).  In the event of Executive’s death before all of the severance payments and benefits under Section 3 have been paid, such unpaid amounts will be paid in a lump sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(b) Non-disparagement.  Executive agrees, to the extent permitted by applicable law, that in the event Executive receives severance pay or other benefits pursuant to Section 3 above, for a period of one (1) year immediately following the date of Executive’s termination of employment, Executive will refrain from any disparaging statements about the Company and its officers, directors and affiliates, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company; provided, however, that the foregoing requirement under this Section 4(b) will not apply to any statements that Executive makes in addressing any statements made by the Company, its officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are, in the good faith judgment of Executive, truthful.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. Any Deferred Payments for which payment is delayed pursuant to the preceding sentence will bear interest (at a rate equal to the short-term applicable Federal rate under Section 7872(f)(2) of the Code, compounded semi-annually) from the originally scheduled payment date until the date that is six (6) months and one (1) day following the date of Executive’s separation from service. The accrued interest will be payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.  Specifically, the payments hereunder are intended to be exempt from the requirements of Section 409A under the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  Executive and Company agree that this Agreement, as amended, complies in form with the requirements of Section 409A based on the applicable IRS and Treasury regulations and guidance issued under Section 409A as of the date of this Agreement and the Company presently does not intend to report any income to Executive under Section 409A with respect to benefits under this Agreement, as amended.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

5. Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits under Section 4 will be either:

(a) delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits.  In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

6. Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a) Applicable Payment Period.  For the purposes of this Agreement, “Applicable Payment Period” means a date within thirty (30) days following the applicable of: (i) the Change in Control, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason before a Change in Control as specified in Section 6(d)(i); or (ii) the termination of employment, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason coincident with or after a Change in Control as specified in Section 6(d)(ii).

(b) Cause.  For purposes of this Agreement, “Cause” means conduct involving one or more of the following: (i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board [or the Chief Executive Officer of the Company] which specifically identifies the manner in which the Board [or Chief Executive Officer] believes that Executive has not substantially performed Executive’s duties, or

(ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of Executive, will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board [or upon the instructions of Chief Executive Officer or a senior officer of the Company] or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.  The cessation of employment of Executive will not be deemed to be for Cause unless and until there will have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

Other than for a termination pursuant to Section 6(b)(i), Executive will receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective.  Notwithstanding anything to the contrary, if Executive wishes to avail himself or herself of this opportunity to be heard before the Board prior to the Board’s termination of Executive’s employment for Cause, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business.  If Executive avails himself or herself of this opportunity to be heard before the Board, and then fails to make himself or herself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(c) Change in Control.  “Change in Control” means the occurrence of any of the following:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than thirty percent (30%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than thirty percent (30%) of the total voting power of the stock of the Company will not be considered a Change in Control;

(ii) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iv) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Further, notwithstanding any contrary provision of Section 6(c)(i), the Board (in its sole discretion) may increase the thirty (30%) threshold in Section 6(c)(i) prior to any acquisition of thirty (30%) or more beneficial ownership of the total voting power of the stock of the Company; provided, that (A) such increased threshold shall apply only to the acquisition and maintenance of beneficial ownership by any Person eligible to report such beneficial ownership at the time of such acquisition on Schedule 13G under the Securities Exchange Act of 1934, as amended, and (B) in the event that any Person initially eligible to so report on Schedule 13G thereafter ceases to be so eligible, the occurrence of the event causing such Person no longer to be so eligible shall be deemed an acquisition by such Person of all of the outstanding stock of the Company beneficially owned by such Person immediately prior to such occurrence.

(d) Change in Control Period.  For purposes of this Agreement, “Change in Control Period” means the period (i) commencing three (3) months before the occurrence of a Change in Control and (ii) ending twenty-four (24) months after the Change in Control.

(e) Disability.  “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(f) Good Reason.  “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Executive’s written consent:

(i) a material reduction in Executive’s duties, authorities or responsibilities relative to Executive’s duties, authorities or responsibilities as in effect immediately prior to the Change in Control (including, for example, but not by way of limitation, a material reduction due to (A) the Company ceasing to be a publicly held company; or (B) the Company becoming part of a larger entity (unless Executive receives substantially the same level of duties, authorities and responsibilities with respect to the total combined entity and not only with respect to the Company as a division, subsidiary or business unit of the total combined entity));

(ii) a reduction in Executive’s annual base compensation as in effect immediately prior to the Change in Control, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (ii), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period will constitute a material reduction under this clause (ii);

(iii) a reduction in Executive’s annual target bonus opportunity as in effect immediately prior to the Change in Control (or, if greater, as in effect for the calendar year preceding the year in which the Change of Control occurs) , provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (iii), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period will constitute a material reduction under this clause (iii);

(iv) a material reduction in the employee benefit programs, arrangements and perquisites available to Executive as in effect immediately prior to the Change in Control, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (iii), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period will constitute a material reduction under this clause (iii); and

(v) a material change in the geographic location at which Executive must perform services; provided, however, that any requirement of the Company that Executive be based anywhere within fifty (50) miles from Executive’s primary office location as of the date of this Agreement or within fifty (50) miles from Executive’s principal residence will not constitute a material change under this clause (v).

Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

7. Successors.

(a) The Company’s Successors.  This Agreement will be binding on any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets and such successor will be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets or that becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Executive Officer (or in the absence of a Chief Executive Officer, the President of the Company) and its Chief Legal Officer or General Counsel.

(b) Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

9. Miscellaneous Provisions.

(a) Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer or Director of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.  In the event of a termination of Executive’s employment in the circumstances described in the first paragraph of Section 3, the provisions of this Agreement are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity.

(d) Confidential Information.  Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which will have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which will not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement).  After termination of Executive’s employment with the Company, Executive will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In no event will an asserted violation of the provisions of this Section 9(d) constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

(e) Choice of Law.  The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(i) Legal Expenses.  In the event that Executive’s employment terminates during the Change in Control Period and the Company or Executive brings an action to enforce or effect its or his/her rights under this Agreement, then, without regard to the reason or reasons resulting in the termination of Executive’s employment with the Company, the Company will reimburse Executive for his or her costs and expenses incurred in connection with the action (including, without limitation, in connection with Executive defending himself or herself against an action brought by the Company to enforce or effect its rights under this Agreement), including (but not limited to) the costs of mediation, arbitration, litigation, court fees, expert fees, witness expenses, and reasonable attorneys’ fees.  Executive’s costs and expenses (as described above) will be paid to him or her by the Company in advance of the final disposition of the underlying action and within thirty (30) days of Executive’s submission of documentation of the costs, expenses and fees to be reimbursed but no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred.  This right to reimbursement will be subject to the following additional requirements: (i) Executive must submit documentation of the costs, expenses and fees to be reimbursed within thirty (30) days of the end of his or her taxable year in which the costs, expenses and fees were incurred; (ii) the amount of any reimbursement provided during one taxable year will not affect any expenses eligible for reimbursement in any other taxable year; and (iii) the right to any such reimbursement will not be subject to liquidation or exchange for another benefit or payment.  With respect to an action originally initiated by Executive, Executive agrees to repay the Company all costs and expenses advanced under this Section 9(i) in the event that it is ultimately determined by an entity of competent jurisdiction that Executive did not prevail on at least one material issue in such action.

(j) Indemnification and D&O Insurance.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

(k) No Set-Off or Mitigation.  The Company’s obligation to provide payments and benefits under this Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others.  In no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement and such amounts will not be reduced whether or not the Executive obtains other employment.

o  O  o

JULY 19, 2011

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY                                                                THE PMI GROUP, INC.

By:

Title:

EXECUTIVE                                                                    By:

Title:

JULY 19, 2011
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EXHIBIT A

 to Form ofAmended and Restated Change in Control  Agreement

FORM OF RELEASE AGREEMENT

Executive agrees that the payments and benefits described in Section 4(a) through (f) of the Amended and Restated Change in Control Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his or her own behalf and on behalf of his or her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a.           any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.           any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.           any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.           any and all claims for violation of the federal or any state constitution;

f.           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.           any claim for any loss, cost, damage or expense arising out of any dispute over Company withholding the incorrect amount from any of the proceeds received by Executive as a result of this Agreement; and

h.           any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement or to Executive’s vested rights in retirement or similar plans, programs or accounts.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).

In addition, nothing in this release will (i) operate to release or waive Executive’s rights, if any, under contract, law, as an employee, officer or director of the Company, to be defended and indemnified by the Company against, any and all liability incurred with respect to any claim or proceeding to which Executive is or is threatened to be made a party because of Executive’s service as an employee, officer or director, or Chairman of the Board of the Company, or (ii) operate to release or waive Executive’s rights, as an employee, officer or director of the Company, to be named, protected by and have coverage rights under the Company’s insurance policies.

Executive further understands and acknowledges that he or she  has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release Agreement; (b) he has twenty-one (21) days within which to consider and sign this Release Agreement; (c) he or she has seven (7) days following his or her execution of this Release Agreement to revoke this Release Agreement; (d) this Release Agreement will not be effective until after the revocation period has expired; and (e) nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act of 1967, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Release Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he or she has freely and voluntarily chosen to waive the time period allotted for considering this Release Agreement.  Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company’s Corporate Secretary at PMI Plaza, 3003 Oak Road, Walnut Creek, CA 94597, that is received prior to the Effective Date.  The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

California Civil Code Section 1542. Executive acknowledges that he or she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he or she may have thereunder, as well as under any other statute or common law principles of similar effect.

Unknown Claims.  Executive acknowledges that he or she has been advised to consult with legal counsel and that he or she is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the released party.  Executive being aware of said principle agrees to expressly waive any rights he or she may have to that effect, as well as under any other statute or common law principles of similar effect.

IN WITNESS WHEREOF, Executive has executed this Release Agreement on the date set forth below.

[Executive], an individual

Dated:  ________________                                            ___________________________________________
Executive

JULY 19, 2011
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